Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Maecey Castle
Vice President
Director of Corporate Communications
(541) 686-8685

www.therightbank.com
Email: banking@therightbank.com

FOR IMMEDIATE RELEASE

Pacific Continental Corporation Completes Acquisition of Century Bank

EUGENE, Ore., February 04, 2013 — Pacific Continental Corporation (Nasdaq: PCBK), the holding company of Pacific Continental Bank, today announced the completion of the acquisition of Eugene-based Century Bank. The final agreement provides for an aggregate cash consideration to Century Bank shareholders of approximately $13.4 million, or $13.13 per share. Effective immediately, Century Bank’s single location will operate as a Pacific Continental Bank office.

“We eagerly welcome former Century Bank customers to Pacific Continental. Our entire staff is excited to meet and begin working with all of our newest customers,” said Hal Brown, Pacific Continental Bank’s chief executive officer. “Everyone at Pacific Continental looks forward to continuing the high level of service provided by Century Bank, and I can attest to the commitment our bankers have made to ensure the transition is as smooth as possible.”

With the closing of the transaction, Pacific Continental Bank’s total assets are projected to increase by approximately $80 million to $1.45 billion and deposits are expected to increase by approximately $65 million to more than $1.0 billion.

Inquiries

•	Analyst: Mick Reynolds, (541) 686-8685, mick.reynolds@therightbank.com

•	Client: Denise Ghazal, (541) 686-8685, denise.ghazal@therightbank.com

•	Media: Maecey Castle, (541) 686-8685, maecey.castle@therightbank.com

•	Shareholder: Maecey Castle, (541) 686-8685, maecey.castle@therightbank.com

Additional Information

Pacific Continental invites former Century Bank customers to visit any of their local offices – including PCB offices in Portland and Seattle. Additionally, former Century Bank customers are encouraged to visit Pacific Continental’s website - www.therightbank.com – to learn more about their new bank. By clicking on the “Welcome Century Bank Customers” link, visitors to the website will be directed to a FAQ document that will prove helpful.

Advisors

Pacific Continental Corporation was advised in the transaction by D.A. Davidson & Co. as financial advisor and Pillsbury Winthrop Shaw Pittman LLP as legal counsel. Century Bank was advised by McAdams Wright Ragen Inc. as financial advisor and Lane Powell PC as legal counsel.

About Pacific Continental Bank

Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. The Bank also operates a loan production office in Tacoma, Washington. Pacific Continental, with $1.4 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region’s largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, health care professionals, professional service providers and nonprofit organizations.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards and recognitions from highly regarded third-party organizations including The Seattle Times, the Portland Business Journal, the Seattle Business magazine and Oregon Business magazine. A complete list of the company’s awards and recognitions – as well as supplementary information about Pacific Continental Bank – can be found online at www.therightbank.com. Pacific Continental Corporation’s shares are listed on the Nasdaq Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “estimates,” “intends,” “plans,” “goals,” “believes” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made represent Pacific Continental’s current estimates, projections, expectations, plans or forecasts of its future results and operations, including but not limited to statements about branch operations and total assets and deposits of Century Bank and the combined company. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Pacific Continental’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under “Risk Factors”, “Business”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Pacific Continental’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and in any of Pacific Continental’s subsequent SEC filings: the high concentration of loans of the Company’s banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the Company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit; and risks related to acquisitions, including integration, retention of key personnel and business, anticipated cost savings and results and performance of the acquired company or the combined entity. Pacific Continental Corporation undertakes no obligation to publicly revise or update any forward-looking statement to reflect the impact of events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.

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